U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          Deutsche Portfolios

Address of Principal Business Office:
               P.O. Box 501
               Cardinal Avenue
               Grand Cayman, Cayman Islands, BWI

Telephone Number:    (809) 949-2001

Name and address of agent for service of process:
               John T. Bostelman, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004

Check Appropriate Box:
      Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]

                                    SIGNATURE

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Frankfurt, Germany on the 23rd day of September, 1997.

                                        DEUTSCHE PORTFOLIOS



                                        By  /S/ CHRISTIAN STRENGER
                                            Christian Strenger
                                            Trustee